Exhibit 99.1

NEWS RELEASE
804 EAST GATE DRIVE, SUITE 200, MOUNT LAUREL, NJ 08054
FOR IMMEDIATE RELEASE

InTest Promotes Rich Rogoff to Chief Executive Officer

MT. LAUREL, NJ – April 1, 2026 - InTest Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include Semiconductor, Auto/EV, Defense/Aerospace, Industrial, Life Sciences, and Safety/Security, today announced that Rich Rogoff, Division President of InTest’s Environmental Technologies Division, has also been named President and Chief Executive Officer of InTest Corporation and appointed to the InTest Board of Directors, replacing Nick Grant who has served as President, CEO and Board member since 2020, effective immediately.
Mr. Rogoff joined InTest in October 2021 as Vice President Corporate Development. In that role he led InTest’s acquisitions of Acculogic, Videology and Alfamation and on an interim basis ran InTest’s Process Technologies and Environmental Technologies Divisions, before being promoted to Division President Environmental Technologies in June 2025. Mr. Rogoff was also instrumental in establishing InTest’s Center of Excellence in Penang, Malaysia. Earlier in his career Mr. Rogoff spent 7 years at Onto Innovation and one of its predecessor companies as Vice President and Business Unit Manager Lithography Systems and then Vice President Strategic Initiatives and Integration Management Office. Prior to that, he spent more than 20 years at ASML Inc. where he held positions including Vice President Business Development & Business Unit Manager Optics and Vice President European Sales & Worldwide Account Support. Mr. Rogoff holds a BS in Microelectronic Engineering from the Rochester Institute of Technology in Rochester, NY, and an MBA for Executives from INSEAD in Paris, France.
“I’d like to thank Nick for his leadership of InTest over the last five years. He leaves InTest a larger and more diversified company than when he joined, serving marquee customers across an expanded range of end markets and with multiple growth initiatives in place,” said Joe Dews, Chairman of InTest. “The Board’s vision for InTest is to scale the business while realizing operating leverage to create shareholder value. In April of 2025 InTest established an Operating Efficiency Committee, which included Rich Rogoff, chartered to improve operational efficiency and drive operating leverage across InTest. To oversee this initiative Jeff Beck, who joined the InTest Board in 2019 after a distinguished operating career across both private equity and leading public companies including Ametek and Danaher, was named Vice Chairman of the InTest Board and designated the Board observer on the Operating Efficiency Committee. The leadership change we are announcing today follows a comprehensive process led by the Board during which we considered both internal and external candidates to implement our vision. We believe that Rich’s skill set and deep knowledge of InTest’s portfolio of businesses will enable him to drive both growth and increased profitability.”
About InTest Corporation
InTest Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry (“Semi”), Automotive/EV, Defense/Aerospace, Industrial, Life Sciences and Safety/Security. Backed by decades of engineering expertise and a culture of operational excellence, InTest solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. InTest’s growth strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, customer penetration and market expansion. For more information, visit https://www.intest.com/.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “drive,” “increased,” “grow,” “will,” “plan,” “strategy,” “target,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to manage transitions in executive leadership, execute on its strategy; realize the potential benefits of acquisitions and successfully integrate any acquired operations; grow the Company’s presence in its key target and international markets; manage supply chain challenges; convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including changes in U.S. and/or foreign trade policy, rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.
Contacts:

InTest Corporation	Investors:
Duncan Gilmour	Jody Burfening / Sanjay Hurry
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	INTTIR@allianceadvisors.com
Tel: (212) 838-3777